UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2007 ev3 Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51348	32-0138874
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9600 54th Avenue North, Suite 100
Plymouth, Minnesota	55442
(Address of Principal Executive Offices)	(Zip Code)

(763) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)         The Board of Directors of ev3 Inc. elected Daniel J. Levangie as an independent director of ev3 effective as of February 23, 2007.  Mr. Levangie has served as the President, Surgical Products Division, and as an Executive Vice President and member of the Board of Directors of Cytyc Corporation, a leading provider of surgical and diagnostic products targeting women’s health and cancer diagnostics, since 2006. In addition to his current position, Mr. Levangie has held several positions with Cytyc Corporation, including Executive Vice President and Chief Operating Officer from 2000 to 2006 and Vice President of Commercial Operations from 1997 to 2000.  He also served as Chief Executive Officer and President of Cytyc Health Corporation from July 2002 to December 2003. Mr. Levangie has been with Cytyc Corporation since 1992.  Mr. Levangie is a member of the Board of Directors of Dune Medical Devices Ltd., a privately owned medical device company engaged in the development and commercialization of devices for real time tissue characterization.

Pursuant to ev3’s amended and restated certificate of incorporation, ev3’s Board of Directors is divided into three staggered classes of directors of the same or nearly the same number.  Pursuant to ev3’s amended and restated certificate of incorporation and amended and restated bylaws, ev3’s Board of Directors has the power to increase the authorized number of directors and fill vacancies on the Board arising from any such newly created directorship.  Any director so elected by the Board will hold office for the remainder of the full term of the class of directors in which they are apportioned, and until such director’s successor is elected and qualified.  On February 23, 2007, ev3’s Board of Directors increased the size of the Board from seven members to eight members and elected Mr. Levangie as a Class I director.  Mr. Levangie’s term as a Class I director will expire upon election and qualification of a successor director at the annual meeting of stockholders to be held in 2009.  Mr. Levangie was also appointed by ev3’s Board of Directors to serve as a member of ev3’s Audit Committee.  There is no arrangement or understanding between Mr. Levangie and any other persons pursuant to which Mr. Levangie was selected as a director of ev3.  Mr. Levangie does not have any direct or indirect material interest in any existing or currently proposed transaction to which ev3 is or may become a party.

The appointment of Mr. Levangie to ev3’s Audit Committee brings ev3 back into compliance with Nasdaq Rule 4350, which stipulates that every Nasdaq-listed company must have an audit committee with at least three members, all of whom must be independent under Nasdaq Rule 4200 and applicable Securities and Exchange Commission rules.

As an outside director, Mr. Levangie will be paid an annual cash retainer of $24,000, paid on a quarterly basis.  ev3 does not pay its outside directors separate fees for attending board and committee meetings, but it does reimburse each member of its Board of Directors for out-of-pocket expenses incurred in connection with attending board and committee meetings. Each non-employee director receives an initial grant of an option, effective as of the date of the director’s first appointment or election to the Board, to purchase no less than 30,000, but no more than 50,000 shares of ev3’s common stock, with the exact number to be determined by the Board at the time of the director’s first appointment or election to the Board.  Upon his appointment, Mr. Levangie was granted the option to purchase 30,000 shares of ev3’s common stock.

ev3 enters into agreements with its directors under which ev3 is required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of ev3’s directors.  ev3 will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to ev3’s best interests.  With respect to any criminal proceeding, ev3 will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2007		ev3 Inc.

	By:	/s/ Patrick D. Spangler
	Name:	Patrick D. Spangler
	Title:	Chief Financial Officer and Treasurer